Exhibit A

SHARE EXCHANGE AGREEMENT

by and among

CTRIP.COM INTERNATIONAL, LTD.

BAIDU HOLDINGS LIMITED

and

BAIDU, INC.

Dated as of October 24, 2015

i

Schedules

Schedule 1            Disclosure Schedule of the Baidu Parties

Exhibits

Exhibit A               Form of Registration Rights Agreement

Exhibit B               Form of Standstill Agreement

ii

This SHARE EXCHANGE AGREEMENT, dated as of October 24, 2015 (this “Agreement”), is by and among Ctrip.com International, Ltd., a Cayman Islands exempted company (“Ctrip”), Baidu, Inc., a Cayman Islands exempted company (“Parent”) and Baidu Holdings Limited, a British Virgin Islands company and a direct subsidiary of Parent (“Baidu” and together with Parent, the “Baidu Parties”).  Ctrip, Baidu and Parent are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Baidu directly owns, and Parent indirectly owns, certain shares of Qunar Cayman Islands Limited, a Cayman Islands exempted company (“Qunar”); and

WHEREAS, the Baidu Parties desire to sell 178,702,519 Class A ordinary shares, par value of US$0.001 per share, of Qunar, and 11,450,000 Class B ordinary shares, par value $0.001 per share, of Qunar (collectively, the “Baidu Exchange Shares”) held by Baidu, to Ctrip and Ctrip desires to issue and sell 11,488,381 Ctrip Ordinary Shares (the “Ctrip Exchange Shares”) to Baidu in exchange for the Baidu Exchange Shares, and on the terms and subject to the conditions set forth herein (such exchange, the “Share Exchange”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether known or unknown, pleaded or unpleaded, direct or indirect, matured or un-matured, material or immaterial, contingent or absolute, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.  As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, and individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Anti-Corruption Laws” shall have the meaning ascribed to this term in Section 3.12.

“Baidu” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Baidu Exchange Shares” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Baidu Fundamental Reps” means the representations and warranties of the Baidu Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.5(a)(i).

“Baidu Indemnified Party” shall have the meaning ascribed to this term in Section 6.2.

“Baidu Parties” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of Beijing, Shanghai or New York.

“Closing” shall have the meaning ascribed to this term in Section 2.2.

“Closing Date” shall have the meaning ascribed to this term in Section 2.2.

“Ctrip” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Ctrip Exchange Shares” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Ctrip Ordinary Shares” means fully-paid ordinary shares of Ctrip, par value $0.01 per share.

“Ctrip Fundamental Reps” means the representations and warranties of Ctrip contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5(a).

“Ctrip Group Companies” means Ctrip and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Ctrip directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with Ctrip.

“Ctrip Indemnified Party” shall have the meaning ascribed to this term in Section 6.4.

“Ctrip Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Ctrip Group Companies, taken as a whole, or (b) the authority or ability of Ctrip to perform its obligations under this Agreement or any of the Transaction Agreements; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall any such exceptions be taken into account in determining whether there has been or will be, a Ctrip Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any Transaction Agreement, (ii) any effect that results from changes affecting any of the industries in which Ctrip or the Ctrip Group Companies operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Ctrip Group Companies, taken as a whole, in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts or guidance as set forth in (v) are not included under this clause (v), or (vi) any change in Ctrip’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in Ctrip’s stock price or trading volume are not included under this clause (vi).

“Ctrip Ordinary Shares” means fully-paid ordinary shares of Ctrip, par value $0.01 per share.

“Ctrip Rights Agreement” shall have the meaning ascribed to this term in Section 2.3(c).

“Ctrip SEC Reports” means, for purposes of the representations and warranties of Ctrip at the signing of this Agreement, any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Ctrip with the SEC under the Exchange Act at any time on or after January 1, 2012 through the date that is three (3) Business Days prior to the date of this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by the Baidu Parties and Ctrip on the date hereof and attached to this Agreement as Schedule 1.

“Dispute” shall have the meaning ascribed to this term in Section 7.9(b).

“Encumbrance” means with respect to any asset (including any security) any security interest, pledge, hypothecation, mortgage, lien, license, claim, charge, title retention, right to acquire, option, levy, proxy, right of first refusal, and any other encumbrance or condition, whatsoever.

“Equity Securities” means any shares, share capital, registered capital, ownership interest, equity interest or other equity securities of a Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HKIAC” shall have the meaning ascribed to this term in Section 7.9(b)(i).

“HKIAC Rules” shall have the meaning ascribed to this term in Section 7.9(b)(i).

“Indemnified Party” means a Ctrip Indemnified Party or a Baidu Indemnified Party, as the case may be.

“Indemnifying Party” means Ctrip pursuant to Section 6.2 or the Baidu Parties pursuant to Section 6.4, as the case may be.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

“Judgment” means any judgment, order, injunction or decree.

“Knowledge” (a) when used in reference to Ctrip, means the knowledge of the executive officers of Ctrip, and, (b) when used in reference to the Baidu Parties, means the knowledge of Mr. Robin Yanhong Li, Ms. Helen Haiwen He, Mr. Liang Zeng, Mr. Yuming He and Mr. Fang Wei in their capacities as the directors of Qunar.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any pledge, lien, charge, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance.

“Loss” shall have the meaning ascribed to this term in Section 6.2.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Parent” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Party” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Permit” means a permit, license, franchise or authorization from a Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China.

“Providing Party” shall have the meaning ascribed to this term in Section 5.1.

“Qunar” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Qunar Group Companies” means Qunar and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Qunar directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with Qunar.

“Qunar Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Qunar Group Companies, taken as a whole, or (b) the authority or ability of the Baidu Parties to perform their respective obligations under this Agreement or any of the Transaction Agreements; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall any such exceptions be taken into account in determining whether there has been or will be, a Qunar Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any Transaction Agreement, (ii) any effect that results from changes affecting any of the industries in which the Qunar or the Qunar Group Companies operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Qunar Group Companies, taken as a whole, in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts or guidance as set forth in (v) are not included under this clause (v), or (vi) any change in Qunar’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in Qunar’s stock price or trading volume are not included under this clause (vi).

“Qunar SEC Reports” means, for purposes of the representations and warranties of the Baidu Parties at the signing of this Agreement, any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Qunar with the SEC under the Exchange Act at any time on or after April 12, 2013 through the date that is three (3) Business Days prior to the date of this Agreement.

“Receiving Party” shall have the meaning ascribed to this term in Section 5.1.

“Registration Rights Agreement” means the registration rights agreement, dated as of the date hereof, by and between Ctrip and Parent, in the form attached hereto as Exhibit A.

“Representatives” shall have the meaning ascribed to this term in Section 5.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning ascribed to this term in Section 3.15.

“Share Exchange” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Standstill Agreement” means the standstill agreement, dated as of the date hereof, by and between Ctrip and Parent, in the form attached hereto as Exhibit B.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

“Third-Party Claim” shall have the meaning ascribed to this term in Section 6.5(a).

“Transaction Agreements” means the Standstill Agreement and the Registration Rights Agreement.

Section 1.2            Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement.

(b)           The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(d)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)           All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f)            The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(g)           References to a Person are also to its permitted successors and assigns.

(h)           The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)            All references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j)            The Parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

SHARE EXCHANGE

Section 2.1            Share Exchange.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Ctrip agrees to issue and sell to Baidu the Ctrip Exchange Shares, and in exchange therefor, each of the Baidu Parties agrees to sell to Ctrip the Baidu Exchange Shares, in each case, free and clear of all Encumbrances and with all rights attaching on and from the Closing.

Section 2.2            Closing.

(a)           The obligation of Ctrip to close the transactions contemplated by this Agreement (the “Closing”) is subject to the satisfaction or waiver by Ctrip at or prior to the Closing Date of (i) the representations and warranties of the Baidu Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except (X) to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (Y) the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement (notwithstanding the foregoing, the representations and warranties set forth in Section 4.4(a) shall be true and correct in all material respects), (ii) Ctrip has received all closing deliveries from the Baidu Parties under Section 2.4, and (iii) the Baidu Parties have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(b)           The obligation of the Baidu Parties to the Closing is subject to the satisfaction or waiver by the Baidu Parties at or prior to the Closing Date of (i) the representations and warranties of the Ctrip set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except (X) to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (Y) the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement (notwithstanding the foregoing, the representations and warranties set forth in Section 3.4(a) shall be true and correct in all material respects), (ii) the Baidu Parties have received all closing deliveries from Ctrip under Section 2.3, and (iii) Ctrip has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on October 26, 2015 or as soon as possible thereafter (the “Closing Date”) (or at such other date and time as the Parties may mutually agree upon in writing).  The Closing may be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered thereafter.  The Parties acknowledge and agree that all transactions occurring at the Closing shall be deemed to be taken, and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been executed and delivered, simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.  Unless the Parties otherwise agree in writing, if the Closing has not been consummated at or prior to 11:59pm (Hong Kong time) on November 6, 2015, this Agreement shall automatically terminate and become null and void ab initio.

Section 2.3            Closing Deliveries by Ctrip.  On the Closing Date, Ctrip shall deliver or cause to be delivered to the Baidu Parties:

(a)           a duly issued share certificate in the name of Baidu representing the Ctrip Exchange Shares;

(b)           a certified true copy of the Register of Members of Ctrip as of the Closing Date reflecting Baidu’s ownership of the Ctrip Exchange Shares and duly certified by the registered office provider of Ctrip;

(c)           a certified true copy of the resolutions duly and validly adopted by the board of directors of Ctrip evidencing its authorization of the execution and delivery of this Agreement and the Transaction Agreements to which it is a Party and the consummation of the transactions contemplated hereby and thereby;

(d)           a certified true copy of the Register of Directors of Ctrip as of the Closing Date reflecting the appointment of Mr. Robin Li and Mr. Tony Yip to Ctrip’s board of directors;

(e)           the Registration Rights Agreement, duly executed by Ctrip; the Standstill Agreement, duly executed by Ctrip; and

(f)            evidence reasonably satisfactory to Parent that Ctrip has taken all action necessary to render the rights issued pursuant to the Rights Agreement dated as of November 23, 2007 between Ctrip and The Bank of New York, as amended (the “Ctrip Rights Agreement”), inapplicable to this Agreement and the transactions contemplated hereby and by the Standstill Agreement.

Section 2.4            Closing Deliveries by the Baidu Parties.  On the Closing Date, the Baidu Parties shall deliver or cause to be delivered to Ctrip:

(a)           a duly issued share certificate in the name of Ctrip representing the Baidu Exchange Shares;

(b)           a certified true copy of the Register of Members of Qunar as of the Closing Date reflecting Ctrip’s ownership of the Baidu Exchange Shares and duly certified by the registered office provider of Qunar;

(c)           an instrument of transfer executed by Baidu in the form reasonably satisfactory to Ctrip;

(d)           a certified true copy of the resolutions duly and validly adopted by the boards of directors of Baidu and Parent evidencing its authorization of the execution and delivery of this Agreement and the Transaction Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby;

(e)           a certified true copy of the Register of Directors of Qunar as of the Closing Date reflecting the resignation of Ms. Helen Haiwen He, Mr. Liang Zeng, Mr. Yuming He and Mr. Fang Wei from and appointment of Mr. James Jianzhang Liang, Ms. Jane Jie Sun, Ms. Maohua Sun and Mr. Xing Xiong to Qunar’s board of directors;

(f)            the Registration Rights Agreement, duly executed by Parent; and

(g)           the Standstill Agreement, duly executed by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CTRIP

Except as otherwise disclosed in the Ctrip SEC Reports (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific and are predictive and forward-looking in nature), Ctrip hereby represents and warrants to the Baidu Parties, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.1            Existence and Power.  Ctrip is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each other Ctrip Group Company is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that have the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization.  Each Ctrip Group Company has the requisite power and authority (corporate or otherwise) to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, result in a Ctrip Material Adverse Effect.

Section 3.2            Authorization; Execution and Delivery; Binding Obligations.  Ctrip has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Agreements by Ctrip have been duly authorized by all necessary corporate action on the part of Ctrip.  This Agreement has been, and the Transaction Agreements have been, or prior to the Closing will be, duly executed and delivered by Ctrip, and when executed and delivered by Ctrip, assuming due authorization, execution and delivery by each Baidu Party which is a counterparty to such agreement, constitute legal, valid and binding obligations of Ctrip, enforceable against Ctrip in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.  Without limiting the generality of the foregoing, no approval by the shareholders of Ctrip is required in connection with this Agreement, any of the Transaction Agreements, the performance by Ctrip of its obligations hereunder or thereunder, or the consummation by Ctrip of the transactions contemplated hereby and thereby including the issuance of the Ctrip Exchange Shares to Baidu.

Section 3.3            Valid Issuance of the Ctrip Exchange Shares.  The Ctrip Exchange Shares have been duly authorized for issuance and sale to Baidu pursuant to the terms and conditions of this Agreement by all necessary corporate action and, when issued in accordance with the terms and conditions of this Agreement and sold against receipt of consideration therefor, the Ctrip Exchange Shares will be validly issued, fully paid and nonassessable and free and clear of any and all Encumbrances and restrictions on transfer (except for restrictions on transfer under applicable securities Laws and the Standstill Agreement) with Baidu being entitled to all rights accorded to a holder of Ctrip Ordinary Shares.  The issuance of the Ctrip Exchange Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 3.4            Capitalization.

(a)           The authorized share capital of Ctrip consists of 100,000,000 ordinary shares, par value $0.01 per share.  Of such authorized share capital, (i) 35,381,474 ordinary shares were issued and outstanding, (ii) 908,585 restricted share units were issued and outstanding pursuant to Ctrip’s share incentive plans, (iii) 5,103,402 ordinary shares were reserved for issuance in respect of outstanding options to acquire ordinary shares, and (iv) 3,742,219 ordinary shares were held by Ctrip in its treasury or owned by other Ctrip Group Companies, in each case as of September 30, 2015.  All of the issued and outstanding shares of Ctrip have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)           Except as set forth in Section 3.4(a) and other than the 0.5% convertible senior notes due 2017, the 1.25% convertible senior notes due 2018, the 1% convertible notes due 2019, the 1% convertible notes due 2020, the 1% convertible senior notes due 2020 and the 1.99% convertible senior notes due 2025 issued by Ctrip, there are (i) no outstanding shares of capital stock of Ctrip, (ii) no outstanding securities of Ctrip or any other Ctrip Group Company convertible or exchangeable or exercisable for shares of capital stock of Ctrip and (iii) no material subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any of the Ctrip Group Companies is a party obligating Ctrip to (A) issue, transfer or sell any shares of capital stock or other equity interests of Ctrip or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)           Except as set forth in Section 3.4(a), Ctrip has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Ctrip on any matter.

(d)           There are no voting trusts or other agreements or understandings to which Ctrip is a party with respect to the voting of the capital stock or other equity interest of Ctrip.

Section 3.5            No Violation.  The execution, delivery and performance by Ctrip of this Agreement and the Transaction Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of any of the Ctrip Group Companies, (b) conflict with or violate any Law or Governmental Order applicable to any of the Ctrip Group Companies or the assets, properties or businesses of any of the Ctrip Group Companies or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which any of the Ctrip Group Companies is a party or result in the creation of any Lien upon any of the properties or assets of any of the Ctrip Group Companies, other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Ctrip Material Adverse Effect. Ctrip has taken all actions necessary to render the rights issued pursuant to the Ctrip Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby and by the Standstill Agreement.

Section 3.6            Governmental Consents and Approvals.  The execution, delivery and performance by Ctrip of this Agreement and the Transaction Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act and the Exchange Act and the rules and regulations of the NASDAQ, and, subject to the accuracy of the representations and warranties of the Baidu Parties in Section 4.6, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not individually or in the aggregate, result in a Ctrip Material Adverse Effect.

Section 3.7            Litigation.  There are no Actions by or against any of the Ctrip Group Companies relating to the business or assets of any of the Ctrip Group Companies pending before any Governmental Authority (or, to the Knowledge of Ctrip, threatened to be brought by or before any Governmental Authority) (a) which would, individually or in the aggregate, result in a Ctrip Material Adverse Effect or (b) that relate to or challenge the validity of this Agreement, any of the Transaction Agreements or the transactions contemplated hereby or thereby.

Section 3.8            Compliance with Law.  Except as would not (a) adversely affect the ability of Ctrip to carry out its obligations under this Agreement or (b) have a Ctrip Material Adverse Effect, the Ctrip Group Companies have conducted since January 1, 2012 and continue to conduct their business in accordance with all Laws and Governmental Orders applicable to them.  The Ctrip Group Companies hold all material Permits necessary for the lawful conduct of their respective businesses and are in compliance in all material respects with the terms of all such Permits, in each case except for failures to hold or be in compliance with Permits as would not reasonably be expected to have, individually or in the aggregate, a Ctrip Material Adverse Effect.

Section 3.9            SEC Reports.  Ctrip has filed or furnished, as the case may be, with the SEC, on a timely basis, all Ctrip SEC Reports (including exhibits and any amendments thereto) required to be filed or furnished by it since January 1, 2012 pursuant to the Securities Act and the Exchange Act.  As of its respective date, each Ctrip SEC Report, when it became effective or was filed with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder, and none of such documents, when they became effective or were filed or furnished with the SEC, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Ctrip SEC Reports.   Since January 1, 2012, Ctrip has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.10          Financial Statements.  Each of the consolidated balance sheets, and the related consolidated statements of operations, cash flows and changes in equity, included or incorporated in the Ctrip SEC Reports: (a) complied as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) has been prepared from, and are in accordance with, the books and records of the Ctrip Group Companies in all material respects, (c) present fairly in all material respects the consolidated financial position of the Ctrip Group Companies as of the dates shown and the results of the consolidated operations, cash flows and changes in equity of Ctrip and the consolidated Ctrip Group Companies for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments and (d) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments.  No Ctrip Group Company has any Liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which do not have adequate reserves under GAAP in the financial statements described above, except for Liabilities that have arisen since December 31, 2014 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not have a Ctrip Material Adverse Effect.

Section 3.11          No Material Adverse Effect.  Since December 31, 2014 to the date hereof, (a) the Ctrip Group Companies have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (b) there have occurred no event or events that, individually or in the aggregate, has had or would have a Ctrip Material Adverse Effect and (c) there has been no dividend or distribution of any kind declared, paid or made by Ctrip on any class of its capital stock.

Section 3.12          Anti-Corruption Laws.  None of the Ctrip Group Companies and, to the Knowledge of Ctrip, any agent, director, officer or employee of any such Person acting on behalf of such Person, has taken any action or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense in violation of applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws applicable to such Person (“Anti-Corruption Laws”), including to the extent applicable the U.S. Foreign Corrupt Practices Act and the PRC anti-corruption related Laws.  Each such Person has implemented adequate procedures to ensure compliance by each director, officer or employee of such Person with applicable Anti-Corruption Laws, and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  No equity holder, officer or director of any Ctrip Group Company is a candidate for political office, or an employee or officer of any government, or of any political party.

Section 3.13          Intellectual Property.  Each Ctrip Group Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Ctrip Material Adverse Effect.  To the Knowledge of Ctrip, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Ctrip Group Company infringes upon any rights held by any other Person, except for such infringements that would not have a Ctrip Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the Knowledge of Ctrip, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Ctrip Material Adverse Effect.

Section 3.14          Exempt Offering; Investment Company.

(a)           Assuming the truth and accuracy of the representations and warranties of the Baidu Parties in Section 4.14 and Section 4.16 of this Agreement, the offer and sale of the Ctrip Exchange Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

(b)           Ctrip is not required to register as, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 3.15          Purchase for Own Account; Economic Risk.  Ctrip is acquiring the Baidu Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”).  Ctrip acknowledges that it (a) can bear the economic risk of its investment in the Baidu Exchange Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Baidu Exchange Shares and (c) has independently and without reliance upon any of the Baidu Parties and the Qunar Group Companies, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the Share Exchange, except that it has relied upon the Baidu Parties’ express representations, warranties, covenants and agreements in this Agreement.

Section 3.16          Private Placement; Non-U.S. Person.  Ctrip understands that (a) the Baidu Exchange Shares have not been registered under the Securities Act or any state securities Laws, by reason of their issuance by Qunar in a transaction exempt from the registration requirements thereof and (b) the Baidu Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.  Ctrip represents that it is not a U.S. Person and it is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 3.17          Legend.  Ctrip understands that the certificate representing the Baidu Exchange Shares will bear a legend to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND  MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S), UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.”

Section 3.18          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ctrip.

Section 3.19          No Additional Representations.  Ctrip acknowledges that the Baidu Parties make no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, a Transaction Agreement or in any certificate delivered by a Baidu Party to Ctrip in accordance with the terms hereof and thereof, and specifically (but without limiting the generality of the foregoing) that the Baidu Parties make no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to Ctrip (or any of its Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Qunar Group Companies or (b) the future business and operations of the Qunar Group Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BAIDU PARTIES

Except as otherwise disclosed in the Qunar SEC Reports (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific and are predictive and forward-looking in nature), each of the Baidu Parties hereby represents and warrants to Ctrip, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV; provided that, with respect to any representations and warranties contained in this Article IV regarding Qunar or any Qunar Group Company (for the avoidance of doubt, other than Section 4.5(b)), such representations and warranties are made to the Knowledge of the Baidu Parties.

Section 4.1            Existence and Power.  Parent is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.  Baidu is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.  Qunar is an exempted company having limited liability, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each of the other Qunar Group Companies is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that have the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization.  Each Qunar Group Company has the requisite power and authority (corporate or otherwise) to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, result in a Qunar Material Adverse Effect.

Section 4.2            Authorization; Execution and Delivery; Binding Obligations.  The Baidu Parties have all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to perform their obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Agreements by the Baidu Parties have been duly authorized by all necessary corporate action on the part of each of the Baidu Parties.  This Agreement has been, and the Transaction Agreements to which any Baidu Party is a party have been or prior to the Closing will be, duly executed and delivered by the relevant Baidu Party, and, when executed and delivered by such Baidu Party, assuming due authorization, execution and delivery by Ctrip, constitutes legal, valid and binding obligations of such Baidu Party, enforceable against such Baidu Party in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.  Without limiting the generality of the foregoing, no approval by the shareholders of any Baidu Party or Qunar is required in connection with this Agreement, any of the Transaction Agreements, the performance by the Baidu Parties of their obligations hereunder or thereunder, or the consummation by the Baidu Parties of the transactions contemplated hereby and thereby or the transfer of the Baidu Exchange Shares to Ctrip.

Section 4.3            Title to the Baidu Exchange Shares.  Baidu is the sole and exclusive record owner of the Baidu Exchange Shares and Baidu and Parent are the sole beneficial owners of the Baidu Exchange Shares, free and clear of any and all Encumbrances.  Neither Baidu Party is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Baidu Exchange Shares, and other than this Agreement and any of the Transaction Agreements to which it is a party, there are no outstanding contracts or understandings to which either Baidu Party is a party involving the purchase, sale or other acquisition or disposition of the Baidu Exchange Shares or any interest therein.  Upon consummation of the Closing in the manner provided in Section 2.4, Ctrip will have good and valid title to the Baidu Exchange Shares, free and clear of all Encumbrances and restrictions on transfer (except for restrictions on transfer under applicable securities Laws) and the Baidu Exchange Shares shall be fully paid and nonassessable with Ctrip being entitled to all rights accorded to a holder of Baidu Exchange Shares.  The sale of the Baidu Exchange Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 4.4            Capitalization.

(a)           The authorized share capital of Qunar consists of (i) 303,344,804 Class A ordinary shares, par value $0.001 per share, of which 195,220,191 shares are issued and outstanding and (ii) 496,655,196 Class B ordinary shares, par value $0.001 per share, of which 200,118,965 shares are issued and outstanding, in each case as of September 30, 2015. All of the issued and outstanding shares of Qunar (including the Baidu Exchange Shares) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)           Except as set forth in Section 4.4(a), the 2% convertible senior notes due 2021, a Renminbi entrustment loan contract among Baidu Online Network Technology (Beijing) Co., Ltd., Bank of China Company Limited by Shares Beijing Shangdi Branch and Beijing Jia Xin Hao Yuan Information Technology Co., Ltd. dated March 12, 2015, a Renminbi entrustment loan contract among Baidu Online Network Technology (Beijing) Co., Ltd., Bank of China Company Limited by Shares Beijing Shangdi Branch and Beijing Qu Na Software Technology Co., Ltd. dated May 4, 2015, and Qunar’s Amended and Restated 2007 Share Plan dated June 22, 2011, as amended on February 12, 2015 and Section 4.4 of the Disclosure Schedule, there are (i) no outstanding shares of capital stock of Qunar, (ii) no outstanding securities of Qunar or any other Qunar Group Company convertible or exchangeable or exercisable for shares of capital stock of Qunar and (iii) no material subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any of the Qunar Group Companies is a party obligating Qunar to (A) issue, transfer or sell any shares of capital stock or other equity interests of Qunar or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)           Except as set forth in Section 4.4(a), Qunar has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Qunar on any matter.

(d)           There are no voting trusts or other agreements or understandings to which Qunar or any Baidu Party is a party with respect to the voting of the capital stock or other equity interest of Qunar.

Section 4.5            No Violation.

(a)           The execution, delivery and performance by the Baidu Parties of this Agreement and the Transaction Agreements do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Baidu Parties or any of the Qunar Group Companies, (ii) conflict with or violate any Law or Governmental Order applicable to any Baidu Party or any of the Qunar Group Companies or the assets, properties or businesses of any of the Baidu Parties or any of the Qunar Group Companies, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which any Baidu Party or any of the Qunar Group Companies is a party or result in the creation of any Lien upon any of the properties or assets of any of the Qunar Group Companies, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Qunar Material Adverse Effect.

(b)           The execution, delivery and performance by the Baidu Parties of this Agreement and the Transaction Agreements do not and will not conflict with, result in any breach of (including but not limited to any non-competition provisions or agreements therein), constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under (i) the Business Cooperation Agreement between Qunar and Baidu dated July 20, 2011 and amended on June 27, 2013, (ii) the Business Cooperation Framework Agreement between Qunar and Baidu dated October 1, 2013, (iii) the Business Cooperation Framework Agreement between Qunar and Baidu dated June 1, 2015 and (iv) any other agreement between any of the Qunar Group Companies, on the one hand, and any Baidu Party, on the other hand.  For the avoidance of doubt, the representations and warranties set forth in this Section 4.5(b) shall not be qualified by the Knowledge of the Baidu Parties.

Section 4.6            Governmental Consents and Approvals.  The execution, delivery and performance by the Baidu Parties of this Agreement and the Transaction Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act and the Exchange Act and the rules and regulations of the NASDAQ, and, subject to the accuracy of the representations and warranties of Ctrip in Section 3.6, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not individually or in the aggregate, result in a Qunar Material Adverse Effect.

Section 4.7            Litigation.  There are no Actions by or against any Baidu Party or any of the Qunar Group Companies relating to the business or assets of any of the Qunar Group Companies pending before any Governmental Authority (or, to the Knowledge of any Baidu Party, threatened to be brought by or before any Governmental Authority) (a) which would, individually or in the aggregate, result in a Qunar Material Adverse Effect or (b) that relate to or challenge the validity of this Agreement, any of the Transaction Agreements or the transactions contemplated hereby or thereby.

Section 4.8            Compliance with Law.  Except as would not (a) adversely affect the ability of the Baidu Parties to carry out their obligations under this Agreement or (b) have a Qunar Material Adverse Effect, each of the Qunar Group Companies has conducted since January 1, 2012 and continue to conduct their business in accordance with all Laws and Governmental Orders applicable to them.  The Qunar Group Companies hold all material Permits necessary for the lawful conduct of their respective businesses and are in compliance in all material respects with the terms of all such Permits, in each case except for failures to hold or be in compliance with Permits as would not reasonably be expected to have, individually or in the aggregate, a Qunar Material Adverse Effect.

Section 4.9            SEC Reports.  Qunar has filed or furnished, as the case may be, with the SEC, on a timely basis, all Qunar SEC Reports (including exhibits and any amendments thereto) required to be filed or furnished by it since April 12, 2013 pursuant to the Securities Act and the Exchange Act.  As of its respective date, each Qunar SEC Report, when it became effective or was filed or furnished with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder, and none of such documents, when they became effective or were filed with the SEC, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Qunar SEC Reports. Since April 12, 2013, Qunar has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.10          Financial Statements.  Each of the consolidated balance sheets, and the related consolidated statements of operations, cash flows and changes in equity, included or incorporated in the Qunar SEC Reports: (a) complied as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) has been prepared from, and are in accordance with, the books and records of the Qunar Group Companies in all material respects, (c) present fairly in all material respects the consolidated financial position of the Qunar Group Companies as of the dates shown and the results of the consolidated operations, cash flows and changes in equity of Qunar and the consolidated Qunar Group Companies for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments and (d) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments.  None of the Qunar Group Companies has any Liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which do not have adequate reserves under GAAP in the financial statements described above, except for Liabilities that have arisen since December 31, 2014 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not have a Qunar Material Adverse Effect.

Section 4.11          No Material Adverse Effect.  Since December 31, 2014 to the date hereof, (a) the Qunar Group Companies have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (b) there have occurred no event or events that, individually or in the aggregate, has had or would have a Qunar Material Adverse Effect and (c) there has been no dividend or distribution of any kind declared, paid or made by Qunar on any class of its capital stock.

Section 4.12          Anti-Corruption Laws.  None of the Qunar Group Companies and, to the Knowledge of any Baidu Party, any agent, director, officer or employee of any such Person acting on behalf of such Person, has taken any action or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense in violation of applicable Anti-Corruption Laws, including to the extent applicable the U.S. Foreign Corrupt Practices Act and the PRC anti-corruption related Laws.  Each such Person has implemented adequate procedures to ensure compliance by each director, officer or employee of such Person with applicable Anti-Corruption Laws, and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  No equity holder, officer or director of any Qunar Group Company is a candidate for political office, or an employee or officer of any government, or of any political party.

Section 4.13          Intellectual Property.  Each Qunar Group Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Qunar Material Adverse Effect.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Qunar Group Company infringes upon any rights held by any other Person, except for such infringements that would not have a Qunar Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or threatened, which, either individually or in the aggregate, could reasonably be expected to have a Qunar Material Adverse Effect.

Section 4.14          Exempt Offering; Investment Company.

(a)           Assuming the truth and accuracy of the representations and warranties of Ctrip in Section 3.14 and Section 3.16 of this Agreement, the offer and sale of the Baidu Exchange Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

(b)           Qunar is not required to register as, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 4.15          Purchase for Own Account; Economic Risk.  Baidu is acquiring the Ctrip Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act.  Baidu acknowledges that it (a) can bear the economic risk of its investment in the Ctrip Exchange Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Ctrip Exchange Shares and (c) has independently and without reliance upon any of the Ctrip Group Companies, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the Share Exchange, except that it has relied upon Ctrip’s express representations, warranties, covenants and agreements in this Agreement.

Section 4.16          Private Placement; Non-U.S. Person.  Baidu understands that (a) the Ctrip Exchange Shares have not been registered under the Securities Act or any state securities Laws, by reason of their issuance by Ctrip in a transaction exempt from the registration requirements thereof and (b) the Ctrip Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.  Baidu represents that either: (i) it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 4.17          Legend.  Baidu understands that the certificate representing the Ctrip Exchange Shares will bear a legend to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S), UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.”

Section 4.18          Brokers.  Except as set forth in Section 4.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Baidu Party or Qunar Group Company.

Section 4.19          No Additional Representations.  Each Baidu Party acknowledges that Ctrip makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, a Transaction Agreement or in any certificate delivered by a Baidu Party to Ctrip in accordance with the terms hereof and thereof, and specifically (but without limiting the generality of the foregoing) that Ctrip makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to the Baidu Parties (or any of its Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Ctrip Group Companies or (b) the future business and operations of the Ctrip Group Companies.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1            Confidentiality.  Subject to disclosures permitted by Section 7.2, each of the Parties acknowledges that the information being provided to such Party (the “Receiving Party”) in connection with the transactions contemplated by this Agreement and the Transaction Agreements may be material non-public information and hereby covenants and agrees to keep, and cause its Affiliates and its and its Affiliates’ directors, officers, employees, accountants, agents, counsel and other representatives (collectively, “Representatives”) to keep, confidential any information identified by the Party providing information hereunder (the “Providing Party”) as confidential, unless (a) such information was or becomes generally available to the public (other than as a result of a breach of this Section 5.1 by the Receiving Party, its Affiliates or their Representatives), (b) such information was available or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party, its Affiliates or their Representatives) that, to the Receiving Party’s knowledge, is not and was not prohibited from disclosing such information to such Receiving Party by a contractual, legal or fiduciary obligation to the Providing Party, (c) the Receiving Party or its Representatives independently develop such information without reliance on the confidential information provided by the Providing Party or (d) the Receiving Party is required by applicable Law or any Governmental Order to disclose such information; provided, however, that in an event specified in clause (d) above, the Receiving Party shall, to the extent permitted by Law, provide the Providing Party with prompt prior written notice of such required disclosure and that the Receiving Party shall disclose only that portion of the confidential information that is legally required.

Section 5.2            No Solicitation.  Each of the Baidu Parties agrees that, without Ctrip’s prior written consent, it will not, and shall cause its Affiliates and Representatives acting on its behalf, not to, from the date hereof through the date that is two (2) years following the Closing Date, directly or indirectly solicit or cause to be solicited for employment, offer to hire or engage as a consultant, entice away, or offer to enter into any contract with, or hire or engage as a consultant or enter into any contract with, any person who is employed by any Qunar Group Company as the head of a business unit or a department and above as of the date hereof, or otherwise induce or attempt to induce any such person to terminate or otherwise cease his or her employment relationship with any Qunar Group Company; provided, however, that the Baidu Parties shall not be prohibited from conducting generalized solicitations for employees (which solicitations are not specifically targeted at any or all of the Qunar Group Companies’ employees) through the use of media advertisements, professional search firms or otherwise or from hiring or engaging as an employee or consultant any such person who first initiates employment discussions with such Baidu Party or any of its Affiliates.

Section 5.3            PRC Tax Matters.

(a)           The Parties hereby acknowledge, covenant and agree that (i) Ctrip shall have no obligation to pay any Tax assessed by the applicable PRC Taxing Authority on the Baidu Parties, or any other Tax of a nature that is required by applicable Law to be paid by the Baidu Parties with respect to the sale of the Baidu Exchange Shares pursuant to this Agreement and (ii) the Baidu Parties agree to bear and pay any Tax assessed by the applicable PRC Taxing Authority on any Baidu Party with respect to the sale of the Baidu Exchange Shares pursuant to this Agreement.

(b)           The Baidu Parties shall (i) at their own expense, as soon as possible within thirty (30) days following the Closing Date, report the sale of the Baidu Exchange Shares to the applicable PRC Taxing Authority in accordance with the voluntary reporting provisions in Article 9 of The State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (State Administration of Taxation Bulletin [2015] No. 7) (and make such filings and disclosures in accordance therewith) and (ii) timely pay any Tax assessed by the applicable PRC Taxing Authority on any Baidu Party with respect to the sale of the Baidu Exchange Shares in accordance with applicable Law. After such Tax reporting, the Baidu Parties agree to use their commercially reasonable efforts to promptly submit all documents lawfully requested by the applicable PRC Taxing Authority in connection with such Tax reporting and shall deliver to Ctrip a copy of proof issued by the applicable PRC Taxing Authority with respect to any Tax payment made by the Baidu Parties pursuant to subsection (ii) of this Section 5.3(b).

(c)           Ctrip and its Affiliates shall provide (and shall use all reasonable efforts to cause Qunar to provide) the Baidu Parties with all information and assistance, in a timely manner, that is reasonably requested by Parent in connection with Tax reporting and payment of any Tax imposed by the applicable PRC Taxing Authority in respect of the sale of the Baidu Exchange Shares and related Tax proceedings and communications with the applicable PRC Taxing Authority, to the extent that such information or assistance by Ctrip or its Affiliates is not restricted under applicable Law or contracts in effect on the date hereof to which any of Ctrip or its Affiliates is a party.

Section 5.4            Compliance and Other Actions Prior to Closing.

(a)           From the date hereof until the Closing, Ctrip shall, and shall cause each of the Ctrip Group Companies to conduct its business and affairs in the ordinary course of business and shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers, key employees, key consultants and contractors, and preserve its current material relationships and goodwill with Governmental Authorities, key customers and suppliers, and any other persons with which the Ctrip Group Companies have relations.  Without limitation of the foregoing, Ctrip agrees that, prior to the Closing, it shall not and it shall not permit any of the Ctrip Group Companies to (i) issue any shares of capital stock or other Equity Securities, effect any stock split or otherwise change the capitalization of any Ctrip Group Company as existed on the date of this Agreement, (ii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the capital stock of the Ctrip Group Companies, (iii) redeem, purchase or otherwise acquire any shares of the capital stock of the Ctrip Group Companies, or make any commitment for any such action, (iv) made any amendment, alteration or change to the powers, designations, preferences, rights, privileges, qualifications, limitations or restrictions of any of the Equity Securities of a Ctrip Group Company or (v) sell, transfer or otherwise dispose any material asset of a Ctrip Group Company.

(b)           From the date hereof until the Closing, each of the Baidu Parties shall exercise all of its rights and preferences as a controlling shareholder of Qunar and cause the directors it designated to the board of directors of Qunar to act in a manner consistent with the past practice to cause each of the Qunar Group Companies to conduct its business and affairs in the ordinary course of business and use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers, key employees, key consultants and contractors, and preserve its current material relationships and goodwill with Governmental Authorities, key customers and suppliers, and any other persons with which the Qunar Group Companies have relations, it being understood that the Baidu Parties and the directors they designated to the board of directors of Qunar do not manage the day-to-day operations of the Qunar Group Companies.  Each Baidu Party agrees that, prior to the Closing, it shall not permit any of the Qunar Group Companies to (i) issue any shares of capital stock or other Equity Securities, effect any stock split or otherwise change the capitalization of any Qunar Group Company as existed on the date of this Agreement, (ii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the capital stock of the Qunar Group Companies, (iii) redeem, purchase or otherwise acquire any shares of the capital stock of the Qunar Group Companies, or make any commitment for any such action, (iv) made any amendment, alteration or change to the powers, designations, preferences, rights, privileges, qualifications, limitations or restrictions of any of the Equity Securities of a Qunar Group Company or (v) sell, transfer or otherwise dispose any material asset of a Qunar Group Company.

ARTICLE VI

INDEMNIFICATION

Section 6.1            Survival of Representations and Warranties.

(a)           The representations and warranties of Ctrip contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that the Ctrip Fundamental Reps shall survive indefinitely.  The covenants and agreements of Ctrip set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms.  Neither the period of survival nor the liability of Ctrip with respect to Ctrip’s representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of any Baidu Party. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenant or agreement by the Baidu Parties to Ctrip, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(b)           The representations and warranties of the Baidu Parties contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that (i) Section 4.5(b) (No Violation) shall survive the Closing until three (3) years after the Closing and (ii) the Baidu Fundamental Reps shall survive indefinitely.  The covenants and agreements of the Baidu Parties set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms.  Neither the period of survival nor the liability of any Baidu Party with respect to the Baidu Parties’ representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of Ctrip.  If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenants or agreement by Ctrip to the Baidu Parties, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

Section 6.2            Indemnification by Ctrip.  Following the Closing, Ctrip shall indemnify and hold harmless each of the Baidu Parties and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each an “Baidu Indemnified Party”) for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) (each, a “Loss”) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)           the failure of any representation or warranty made by Ctrip under this Agreement to be true and accurate when made; or

(b)           the breach or violation of, or failure to perform or fulfill, any covenant or agreement by Ctrip contained in this Agreement.

Section 6.3            Limits on Indemnification by Ctrip.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           Ctrip shall not be liable for any claim for indemnification pursuant to Section 6.2(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Ctrip Fundamental Rep, unless and until the aggregate amount of indemnifiable Losses which may be recovered from Ctrip equals or exceeds $1,000,000, whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)           the maximum amount of indemnifiable Losses which may be recovered by the Baidu Indemnified Parties from Ctrip arising out of or resulting from the causes set forth in Section 6.2(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Ctrip Fundamental Rep, shall be an amount equal to $200 million.

Section 6.4            Indemnification by the Baidu Parties.  Following the Closing, the Baidu Parties shall indemnify and hold harmless Ctrip and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each a “Ctrip Indemnified Party”) on a joint and several basis, for and against any and all Losses actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)           the failure of any representation or warranty made by any Baidu Party under this Agreement to be true and accurate when made; or

(b)           the breach or violation of, or failure to perform or fulfill, any covenant or agreement by the Baidu Parties contained in this Agreement.

Section 6.5            Limits on Indemnification by the Baidu Parties.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           the Baidu Parties shall not be liable for any claim for indemnification pursuant to Section 6.4(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Baidu Fundamental Rep, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties equals or exceeds $1,000,000, whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)           the maximum amount of indemnifiable Losses which may be recovered by the Ctrip Indemnified Parties from the Baidu Parties arising out of or resulting from the causes set forth in Section 6.4(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Baidu Fundamental Rep, shall be an amount equal to $200 million.

Section 6.6            Third-Party Claims.  If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within thirty (30) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party or Indemnifying Parties, as the case may be, notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VI except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VI.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party or Indemnified Parties hereunder against any Losses that may result from such Third-Party Claim, then such Indemnifying Party or Indemnifying Parties, as the case may be, shall be entitled to assume and control the defense of such Third-Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of such intention to do so to the Indemnified Party or Indemnified Parties, as the case may be, within fourteen (14) calendar days of the receipt of notice from any Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party or Indemnified Parties in its or their sole and absolute discretion for the same counsel to represent both the Indemnified Party or Indemnified Parties and the Indemnifying Party or Indemnifying Parties, then the Indemnified Party or Indemnified Parties shall be entitled to retain its or their own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party or Indemnifying Parties.  In the event that the Indemnifying Party or Indemnifying Parties exercise the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party or Indemnified Parties shall cooperate with the Indemnifying Party or Indemnifying Parties in such defense and make available to any Indemnifying Party, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by such Indemnifying Party.  Similarly, in the event any Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, such Indemnifying Party shall cooperate with the Indemnified Party or Indemnified Parties in such defense and make available to any Indemnified Party, at such Indemnifying Party’s or Indemnifying Parties’ expense, all such witnesses, records, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as is reasonably required by any Indemnified Party.  No Third-Party Claim may be settled (i) by any Indemnified Party without the prior written consent of the Indemnifying Party or Indemnifying Parties (which shall not be unreasonably withheld or delayed) if the Indemnifying Party or Indemnifying Parties acknowledge in writing its or their obligation to indemnify such Indemnified Party hereunder against any Losses that may result from such Third-Party Claim or (ii) by any Indemnifying Party without the prior written consent of the Indemnified Party or Indemnified Parties, except, in the case of (ii) only, where settlement of such Third-Party Claim (A) includes an unconditional release of the Indemnified Party or Indemnified Parties from all liability arising out of such Action, audit, demand or assessment and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Section 6.7            Exclusive Remedy.  Following the Closing, indemnification as set forth in this Article VI shall be the exclusive remedy available, (a) to Ctrip, with respect to any breaches of any representations and warranties, covenants or agreement by any Baidu Party in this Agreement and (b) to the Baidu Parties, with respect to any breaches of any representations and warranties, covenants or agreement by Ctrip in this Agreement, except in each case pursuant to Section 7.13 (which remedies shall, for the avoidance of doubt, be in addition to the remedies set forth in this Article VI).

ARTICLE VII

MISCELLANEOUS

Section 7.1            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person or by internationally recognized overnight courier service or (ii) on the date of confirmation of receipt of transmission by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1):

(a)           If to Ctrip, to:

Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335
People’s Republic of China
Tel: +(8621) 3406-4880
Fax: +(8621) 5251-0000
Attention: Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention:  Z. Julie Gao, Esq./Haiping Li, Esq.
Facsimile:  +852 3740 4727/+852 3910 4835

(b)           If to Baidu, to:

No. 10 Shangdi 10th Street
Haidian District, Beijing
People’s Republic of China
Attention:  Tony Yip, Vice President
Facsimile:  +(8610) 5992 0061

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 3601, Office Tower A, Beijing Fortune Plaza,
No. 7 Dongsanhuan Zhonglu, Chaoyang District
Beijing 100020, PRC
Attention: Greg Liu
Facsimile: +86 10 6530 9070/80

(c)           If to Parent, to:

No. 10 Shangdi 10th Street
Haidian District, Beijing
People’s Republic of China
Attention:  Tony Yip, Vice President
Facsimile:  +(8610) 5992 0061

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 3601, Office Tower A, Beijing Fortune Plaza,
No. 7 Dongsanhuan Zhonglu, Chaoyang District
Beijing 100020, PRC
Attention: Greg Liu
Facsimile: +86 10 6530 9070/80

Section 7.2            Public Disclosure.  None of the Parties or their respective Affiliates shall issue or cause the publication of this Agreement or the Transaction Agreements or any press release or other public announcement or communication with respect to the transactions contemplated hereby or thereby except to the extent a Party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other Parties regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Parties.

Section 7.3            Adjustments for Share Splits, etc.  Wherever in this Agreement there is a reference to a specific number of Ctrip Ordinary Shares or Baidu Exchange Shares, then, upon the occurrence of any subdivision, combination or share or extraordinary dividend of or on Ctrip Ordinary Shares or Baidu Exchange Shares with an effective or record date from the date hereof until the Closing, the specific number of such shares so referenced in this Agreement shall be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or dividend.

Section 7.4            Amendment.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by Ctrip and the Baidu Parties.

Section 7.5            Waiver and Extension.

(a)           Ctrip may (i) extend the time for the performance of any of the obligations or other acts of any Baidu Party, (ii) waive any inaccuracies in the representations and warranties of the Baidu Parties contained herein or in any document delivered by any Baidu Party pursuant hereto or (iii) waive compliance with any of the agreements of the Baidu Parties or conditions to Ctrip’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Ctrip.

(b)           Any Baidu Party may (i) extend the time for the performance of any of the obligations or other acts of Ctrip, (ii) waive any inaccuracies in the representations and warranties of Ctrip contained herein or in any document delivered by Ctrip pursuant hereto or (iii) waive compliance with any of the agreements of Ctrip or conditions to the Baidu Parties’ obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a Baidu Party.

(c)           No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 7.5 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 7.5 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates.  The failure of Ctrip on the one hand, or the Baidu Parties, on the other hand, to assert any of their respective rights hereunder shall not constitute a waiver of any of such rights.

Section 7.6            Fees and Expenses.  Each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby, except that Ctrip, on the one hand, and the Baidu Parties, on the other hand, shall each pay one-half of any reasonable out-of-pocket expenses payable in connection with the sales, use, transfer, stamp duty or similar taxes payable in connection with the conveyance, transfer and assignment of the Ctrip Exchange Shares and the Baidu Exchange Shares.

Section 7.7            Assignment.  This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Ctrip without the Baidu Parties’ written consent or by any Baidu Party without Ctrip’s written consent.  Any assignment in violation of this Section 7.7 shall be null and void.

Section 7.8            No Third-Party Beneficiaries.  Except for the provisions of Article VI relating to the Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 7.9            Governing Law; Arbitration.

(a)           This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).

(b)           Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i)            The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).

(ii)           The law of this arbitration clause as set forth in this Section 7.9(b) shall be Hong Kong law.

(iii)          The number of arbitrators shall be three (3).  In the event that there are more than two parties to an arbitration, one arbitrator shall be appointed jointly by the Baidu Parties and one arbitrator shall be appointed by Ctrip.  The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the first two Party-appointed arbitrators.  Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules.

(iv)          The language to be used in the arbitration proceedings shall be English.

(v)           Subject to the agreement of the arbitral tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the arbitral tribunal already appointed to hear the existing Dispute(s).

(vi)          The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties.

(vii)         Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets.  For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 7.10          Entire Agreement.  This Agreement and the Transaction Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the Transaction Agreements and supersede all prior agreements and understandings, both oral and written, between the Parties and/or their Affiliates with respect to the subject matter of this Agreement and the Transaction Agreements.

Section 7.11          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Ctrip and the Baidu Parties shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both Ctrip and the Baidu Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 7.12          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.13          Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine if any of the provisions of this Agreement are not performed in accordance with their specific terms.  Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other undertaking.

Section 7.14          Joint and Several.  All representations, warranties, covenants and agreements of Parent and Baidu hereunder are given on a joint and several basis, and Parent agrees to cause Baidu to perform and comply with all of its obligations hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Jane Jie Sun
Name: Jane Jie Sun
Title: Ctrip Co-president & COO

BAIDU HOLDINGS LIMITED

By:	/s/ Robin Yanhong Li
Name: Robin Yanhong Li
Title: Director

BAIDU, INC.

By:	/s/ Robin Yanhong Li
Name: Robin Yanhong Li
Title: Director